Exhibit 10.2

Notice of Conversion in Connection with Merger

Cantel Restricted Stock Units

Introduction

As you may know, effective January 12, 2021, Cantel Medical Corp. (“Cantel”) and STERIS plc (“STERIS”) entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which STERIS will acquire Cantel through a series of merger transactions (the “Mergers”).

You were previously granted restricted stock units pursuant to the terms of the Cantel 2016 Equity Incentive Plan and/or the Cantel 2020 Equity Incentive Plan, as applicable (the “Plan”), and related award agreement(s) (the “Award Agreement”). You are receiving this notice because you hold unvested restricted stock units (“Cantel RSUs”) in respect of Cantel common stock (“Cantel Stock”). In connection with the Mergers, and pursuant to the applicable Plan and the Award Agreement, each Cantel RSU held by you immediately prior to the consummation of the Mergers will be adjusted and converted into an award denominated in restricted stock units of STERIS (“STERIS RSUs”) in respect of STERIS ordinary shares (“STERIS Shares”), as explained in more detail below.

How Your Award(s) Will Be Adjusted

Upon the consummation of the Mergers, time-based Cantel RSUs outstanding immediately prior to the Mergers will be converted into STERIS RSUs with respect to the aggregate number of STERIS RSUs equal to the product of (1) the number of Cantel RSUs outstanding immediately prior to the Mergers multiplied by (2) the exchange ratio set forth in the Merger Agreement, which takes into account the average trading price of STERIS Shares in the ten days prior to consummation of the Mergers. Because the exchange ratio cannot be determined until the Mergers are complete, the number of new STERIS RSUs is not yet known.

[Upon the consummation of the Mergers, performance-based Cantel RSUs outstanding immediately prior to the Mergers will be converted into STERIS RSUs with respect to the aggregate number of STERIS RSUs equal to the product of (1) the number of Cantel RSUs (assuming achievement of target level of performance) outstanding immediately prior to the Mergers multiplied by (2) the exchange ratio set forth in the Merger Agreement, which takes into account the average trading price of STERIS Shares in the ten days prior to consummation of the Mergers. Because the exchange ratio cannot be determined until the Mergers are complete, the number of new STERIS RSUs is not yet known.]1

Additional Terms of Your New STERIS RSUs

Except as described in this notice, your STERIS RSUs will continue to be governed by the applicable Award Agreement and Plan. Upon consummation of the Mergers, you will be subject to STERIS’s Insider Trading Policy, which contains various restrictions on transactions including the timing of sales of owned STERIS Shares.

[Following consummation of the Mergers and conversion of your Cantel RSUs, your performance-based Cantel RSUs will no longer be subject to performance-based vesting conditions. Instead, your STERIS RSUs issued in exchange for your performance-based Cantel RSUs will vest over time conditioned on your continued employment depending on when the Mergers occur in relation to the original grant date of your performance-based Cantel RSUs as shown in the table below:

[1]	To be included only for equity award holders who hold performance-based RSUs.

If the consummation of the Mergers occurs:	Then my STERIS RSUs will vest:
Prior to the first anniversary of the original grant date	In equal installments upon the first, second, and third anniversaries of the original grant date

On or after the first anniversary of the original grant date but prior to the second anniversary of the original grant date	In equal installments upon the second and third anniversaries of the original grant date

On or after the second anniversary of the original grant date but prior to the third anniversary of the original grant date	In one installment upon the third anniversary of the original grant date

]2

Each Plan will be adopted by STERIS and amended to reflect the result of the Mergers effective as of the consummation of the Mergers. Generally, all references in your Award Agreement and each Plan: (A) to Cantel and/or its subsidiaries are hereby deemed to be references to STERIS and/or its subsidiaries, (B) to Cantel Stock are hereby deemed to be references to STERIS Shares, and (C) to the Board or Committee are hereby deemed to be references to STERIS’s Board of Directors, or, if delegation applies, to a committee (or subcommittee) thereof. The term “Change in Control” for purposes of your STERIS RSUs and each Plan shall mean the consummation of the Mergers. Otherwise, all other terms and conditions in each Award Agreement and each Plan, including vesting [(with respect to time-based Cantel RSUs)]3 and acceleration provisions, shall continue to apply to your STERIS RSUs.

Where You Can Go For Additional Information

For more information about the Mergers, please refer to the proxy statement/prospectus filed by STERIS with the U.S. Securities and Exchange Commission on March 30, 2021, which is available online through a search for “STERIS” at www.sec.gov/edgar/searchedgar/companysearch.html.

Your STERIS RSUs will be held in an account at Charles Schwab which will be set up for you. Fidelity will not be the record keeper for any STERIS RSUs. Following confirmation of the Mergers, you can obtain more information regarding your STERIS RSUs by logging into your account at Charles Schwab. You will receive more information on establishing an account with Charles Schwab in a separate communication. Please be aware that the account establishment process may take several days.

For questions about this notice, the treatment of your Cantel RSUs or your new STERIS RSUs, please contact Hilary Morton, 440-392-7221, hilary_morton@steris.com. A summary plan prospectus for each Plan (as amended and adopted by STERIS) will be provided to you following consummation of the Mergers.

[2]	To be included only for equity award holders who hold performance-based RSUs.
[3]	To be included only for equity award holders who hold performance-based RSUs.

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